EXHIBIT 99.1

Investor Relations Contact: Quynh McGuire 724-539-6559

Media Relations Contact: Joy Chandler 724-539-4618

DATE: October 24, 2007

FOR RELEASE: Immediate
KENNAMETAL ANNOUNCES RECORD FIRST QUARTER
FISCAL 2008 RESULTS
•	Record sales of $615 million, up 13% year-over-year

•	Record reported earnings per diluted share (EPS) of $0.88

•	Record adjusted EPS of $1.05, up 28% year-over-year

•	Increased full-year adjusted EPS guidance to $5.60 — $5.70, up 23% — 25% over prior year adjusted EPS
LATROBE, Pa., October 24, 2007 — Kennametal Inc. (NYSE: KMT) today reported fiscal 2008 first quarter EPS of $0.88, an increase of 13 percent from the prior year quarter reported EPS of $0.78. Adjusted EPS was $1.05 compared with prior year adjusted EPS of $0.82, an increase of 28 percent. The current quarter EPS included a non-cash special charge of $0.17 per share for the impact of a German tax reform bill enacted in July 2007. Prior year quarter EPS included special charges that totaled $0.04 per share related to previous divestitures.
Kennametal’s President and Chief Executive Officer Carlos Cardoso said, “During the first quarter, we met or exceeded our guidance for sales growth and EPS while again generating strong cash flow and also increasing return on invested capital (ROIC). We are proud of our reputation as a high-performance enterprise that delivers on its commitments. The track record that we have established over the past several years continued in the first quarter of fiscal 2008. Our team made improvements that collectively resulted in a first quarter record for sales and earnings per share.”

Cardoso added, “All of these achievements were made in spite of a challenging market environment in the North American economy. Our global strategies and initiatives as well as our ability to outperform industrial production provide Kennametal with multiple opportunities to grow sales and expand our margin. We attribute our success to the dedication of our global team, the strength of our operations, and our proven customer-focused growth strategy, which we continue to reinforce and execute in a highly disciplined and effective manner. We will continue to expand on our existing initiatives to deliver exceptional value to customers and shareowners.”
Reconciliations of all non-GAAP financial measures are set forth in the attached tables.
Highlights of Fiscal 2008 First Quarter
•
Sales for the quarter were $615 million, compared with $543 million in the same quarter last year. Sales grew 13 percent over the same quarter last year and included 5 percent growth on an organic basis, 5 percent from acquisitions and 3 percent from foreign currency effects.

•
Income from continuing operations was $35 million, compared with $29 million in the prior year quarter, an increase of 18 percent. Excluding special items in both periods, income from continuing operations grew 35 percent over the prior year quarter. This increase was driven by organic sales growth, controlled operating expenses, the net impact of acquisitions, favorable foreign currency effects and a lower effective tax rate.

•
The effective tax rate for the current quarter was 37.7 percent, which was unfavorably impacted by a $6.6 million non-cash special charge for income taxes related to a German tax reform bill enacted in July 2007. Excluding the special charge, the effective tax rate for the current quarter was 26.3 percent compared to 31.7 percent in the prior year quarter and benefited from increased earnings from the company’s pan-European business strategy.

•
Reported EPS increased 13 percent to $0.88, compared with prior year quarter reported EPS of $0.78. Adjusted EPS increased 28 percent to $1.05, compared with prior year quarter adjusted EPS of $0.82. A reconciliation follows:

Earnings Per Diluted Share Reconciliation

First Quarter FY 2008
Reported EPS	$0.88
Impact of German tax reform bill	0.17

Adjusted EPS	$1.05

First Quarter FY 2007
Reported EPS	$0.78
Adjustment on J&L divestiture and transaction-related charges	0.03
Loss on divestiture of CPG and transaction-related charges	0.01

Adjusted EPS	$0.82

•
Cash flow provided by operating activities was $57 million in the current quarter, compared with an outflow of $19 million in the prior year quarter. Free operating cash flow (FOCF) was $16 million in the current quarter, compared with an outflow of $41 million in the prior year quarter. Included in the current quarter FOCF were income tax payments of $5 million compared to $86 million in the prior year quarter, primarily related to the gain on the divestiture of J&L and cash repatriated in 2006 under the American Jobs Creation Act. Adjusted FOCF, excluding the effects of these items, was $21 million compared with $45 million in the prior year quarter.

•	Adjusted ROIC was 11.6 percent, compared with 11.5 percent in the prior year quarter.
Business Segment Highlights of Fiscal 2008 First Quarter
Metalworking Solutions & Services Group (MSSG) continued to deliver top-line growth in the September quarter, led by year-over-year expansion in the aerospace, machine tools and distribution sectors, as well as the effects of acquisitions. The European and Asia Pacific markets remained strong. The North American market declined slightly and the Indian market had positive growth compared to the prior year quarter.
In the September quarter, MSSG sales were higher by 14 percent as a result of 6 percent organic growth, 4 percent from acquisitions and 4 percent favorable foreign currency effects. Europe and Asia Pacific organic sales increased 11 percent and 18 percent, respectively. North America organic sales were at the prior year level. India organic sales increased
2 percent.
MSSG operating income increased by 21 percent, and the operating margin increased from the same quarter last year. The current quarter results benefited from organic growth, the net impact of acquisitions and favorable foreign currency effects.

Advanced Materials Solutions Group (AMSG) also continued to deliver top-line growth in the September quarter, driven by sales gains in certain markets, the effects of acquisitions and favorable foreign currency effects. Strong sales gains were made in the construction market while more moderate sales gains were achieved in the engineered product and energy markets. Sales of mining products were somewhat lower due to soft market conditions.
AMSG sales grew 12 percent as a result of 3 percent organic growth, 7 percent impact of acquisitions and 2 percent favorable foreign currency effects. AMSG again delivered organic growth in the current quarter on top of the double-digit growth achieved in the prior year quarter. Mining and construction products organic sales increased by 6 percent driven by strong construction sales. Engineered products and energy products organic sales increased by 4 percent and 2 percent, respectively.
AMSG operating income was up 9 percent driven by top-line growth while the operating margin was lower than the prior year quarter due primarily to higher raw material costs and sales mix in the current quarter.
Outlook
Worldwide market conditions support Kennametal’s expectations of continued top-line growth during the balance of fiscal 2008. Based on global economic indicators, the company believes that the softness in the North American market will persist. The company also believes that the European market will remain favorable, and that business conditions will continue to be strong in developing economies. While there remain some uncertainties and risks related to the macro-economic environment, fundamental drivers for global demand appear to be stable.
The company anticipates that many of its end markets will continue to operate at favorable levels for the balance of the fiscal year, with moderating growth rates for some regions and some market sectors.
Kennametal expects sales growth in the range of 9 to 11 percent for fiscal 2008, including organic sales growth of 4 to 6 percent, continuing the trend of consistently outpacing worldwide industrial production rates by two to three times.

The company has increased adjusted EPS guidance for fiscal 2008 to a range of $5.60 to $5.70 (from $5.30 to $5.50) due to stronger international-based sales and higher benefits expected from its pan-European business strategy. This represents 23 percent to 25 percent growth in adjusted EPS, compared with fiscal 2007 adjusted EPS of $4.56. In the second quarter of fiscal 2008, Kennametal expects sales growth to be in the range of 11 to 12 percent, including organic sales growth of 4 to 5 percent, and EPS to be in the range of $1.10 to $1.15.
Kennametal anticipates cash flow from operating activities of approximately $280 million to $290 million for fiscal 2008. Based on anticipated capital expenditures of $140 million to $145 million, the company expects to generate between $140 million to $145 million of FOCF for fiscal 2008.
Kennametal advises shareowners to note monthly order trends, for which the company makes a disclosure ten business days after the conclusion of each month. This information is available on the Investor Relations section of Kennametal’s corporate web site at www.kennametal.com.
First quarter results for fiscal 2008 will be discussed in a live Internet broadcast at 10:00 a.m. Eastern time today. This event will be broadcast live on the company’s website, www.kennametal.com. Once on the homepage, click “Corporate,” and then “Investor Relations.” The replay of this event will also be available on the company’s website through November 23, 2007.

This release contains “forward-looking” statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements are statements that do not relate strictly to historical or current facts. You can identify forward-looking statements by the fact they use words such as “should,” “anticipate,” “estimate,” “approximate,” “expect,” “may,” “will,” “project,” “intend,” “plan,” “believe” and other words of similar meaning and expression in connection with any discussion of future operating or financial performance or event. Forward looking statements in this release concern, among other things, Kennametal’s expectations regarding future growth, end markets, and financial performance for future periods, all of which are based on current expectations that involve inherent risks and uncertainties. Among the factors that could cause the actual results to differ materially from those indicated in the forward-looking statements are risks and uncertainties related to: global and regional economic conditions; availability and cost of the raw materials we use to manufacture our products; our ability to protect our intellectual property in foreign jurisdictions; our foreign operations and international markets, such as currency exchange rates, different regulatory environments, trade barriers, exchange controls, and social and political instability; energy costs; commodity prices; competition; integrating recent acquisitions, as well as any future acquisitions, and achieving the expected savings and synergies; business divestitures; demands on management resources; future terrorist attacks or acts of war; labor relations; demand for and market acceptance of new and existing products; and implementation of restructuring plans and environmental remediation matters. Should one or more of these risks or uncertainties materialize, or should the assumptions underlying the forward-looking statements prove incorrect, actual outcomes could vary materially from those indicated. These and other risks are more fully described in Kennametal’s latest annual report on Form 10-K and its other periodic filings with the Securities and Exchange Commission.
Kennametal Inc. (NYSE:KMT) is a leading global supplier of tooling, engineered components and advanced materials consumed in production processes. The company improves customers’ competitiveness by providing superior economic returns through the delivery of application knowledge and advanced technology to master the toughest of materials application demands. Companies producing everything from airframes to coal, from medical implants to oil wells and from turbochargers to motorcycle parts recognize Kennametal for extraordinary contributions to their value chains. Customers buy approximately $2.4 billion annually of Kennametal products and services — delivered by our 14,000 talented employees in over 60 countries — with approximately 50 percent of these revenues coming from outside the United States. Visit us at www.kennametal.com [KMT-E]
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FINANCIAL HIGHLIGHTS
CONSOLIDATED STATEMENTS OF INCOME (Unaudited)

	Three Months Ended
	September 30,
(in thousands, except per share amounts)	2007	2006

Sales	$615,076	$542,811
Cost of goods sold	402,985	355,780

Gross profit	212,091	187,031

Operating expense	145,032	135,044
Loss on divestiture	—	1,686
Amortization of intangibles	2,945	1,940

Operating income	64,114	48,361

Interest expense	7,799	7,427
Other income, net	(1,103)	(3,006)

Income from continuing operations before income taxes and minority interest	57,418	43,940

Provision for income taxes	21,667	13,929

Minority interest expense	872	557

Income from continuing operations	34,879	29,454
Income from discontinued operations [a]	—	907

Net income	$34,879	$30,361

Basic earnings per share:
Continuing operations	$0.90	$0.77
Discontinued operations [a]	—	0.02

	$0.90	$0.79

Diluted earnings per share:
Continuing operations	$0.88	$0.76
Discontinued operations [a]	—	0.02

	$0.88	$0.78

Dividends per share	$0.21	$0.19
Basic weighted average shares outstanding	38,699	38,226
Diluted weighted average shares outstanding	39,534	39,058

[a]
Income from discontinued operations reflects divested results of the Kemmer Praezision Electronics business (Electronics) — AMSG and the consumer retail product line, including industrial saw blades (CPG) — MSSG.

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FINANCIAL HIGHLIGHTS (Continued)
CONDENSED CONSOLIDATED BALANCE SHEETS (Unaudited)

	September 30,	June 30,
(in thousands)	2007	2007

ASSETS
Cash and cash equivalents	$66,541	$50,433
Accounts receivable, net	447,192	466,690
Inventories	443,305	403,613
Other current assets	93,851	95,766

Total current assets	1,050,889	1,016,502
Property, plant and equipment, net	648,888	614,019
Goodwill and intangible assets, net	831,446	834,290
Other assets	122,701	141,416

Total	$2,653,924	$2,606,227

LIABILITIES
Current maturities of long-term debt and capital leases, including notes payable	$8,124	$5,430
Accounts payable	173,398	189,301
Other current liabilities	280,318	292,506

Total current liabilities	461,840	487,237
Long-term debt and capital leases	368,927	361,399
Other liabilities	272,984	255,500

Total liabilities	1,103,751	1,104,136
MINORITY INTEREST IN CONSOLIDATED SUBSIDIARIES	19,122	17,624
SHAREOWNERS’ EQUITY	1,531,051	1,484,467

Total	$2,653,924	$2,606,227

SEGMENT DATA (Unaudited)

	Three Months Ended
	September 30,
(in thousands)	2007	2006

Outside Sales:
Metalworking Solutions and Services Group	$407,697	$357,084
Advanced Materials Solutions Group	207,379	185,727

Total outside sales	$615,076	$542,811

Sales By Geographic Region:
United States	$283,080	$266,863
International	331,996	275,948

Total sales by geographic region	$615,076	$542,811

Operating Income (Loss):
Metalworking Solutions and Services Group	$55,352	$45,666
Advanced Materials Solutions Group	29,980	27,386
Corporate and eliminations [b]	(21,218)	(24,691)

Total operating income	$64,114	$48,361

[b]	Includes corporate functional shared services and intercompany eliminations.
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FINANCIAL HIGHLIGHTS (Continued)
In addition to reported results under generally accepted accounting principles in the United States of America (GAAP), the following financial highlight tables also include, where appropriate, a reconciliation of gross profit, operating expense, operating income, effective tax rate, income from continuing operations, net income and diluted earnings per share (which are GAAP financial measures), in each case excluding special items, as well as adjusted free operating cash flow and adjusted return on invested capital (which are non-GAAP financial measures), to the most directly comparable GAAP measures. Management believes that the investor should have available the same information that management uses to assess operating performance, determine compensation, and assess the capital structure of the Company. These non-GAAP measures should not be considered in isolation or as a substitute for the most comparable GAAP measures. Investors are cautioned that non-GAAP financial measures utilized by the Company may not be comparable to non-GAAP financial measures used by other companies.
RECONCILIATION TO GAAP — THREE MONTHS ENDED SEPTEMBER 30, 2007 (Unaudited)

		Income from
(in thousands, except percents		Continuing	Net	Diluted
and per share amounts)	Effective Tax Rate	Operations	Income	EPS

2008 Reported Results	37.7%	$34,879	$34,879	$0.88
Impact of German tax reform bill	(11.4)	6,594	6,594	0.17

2008 Adjusted Results	26.3%	$41,473	$41,473	$1.05

RECONCILIATION TO GAAP — THREE MONTHS ENDED SEPTEMBER 30, 2006 (Unaudited)

				Income from
(in thousands, except per share	Gross	Operating	Operating	Continuing	Net	Diluted
amounts)	Profit	Expense	Income	Operations	Income	EPS

2007 Reported Results	$187,031	$135,044	$48,361	$29,454	$30,361	$0.78
Loss on divestiture of CPG and transaction-related charges	—	—	—	—	368	0.01
Adjustment on J&L divestiture and transaction-related charges	—	(333)	2,019	1,252	1,252	0.03

2007 Adjusted Results	$187,031	$134,711	$50,380	$30,706	$31,981	$0.82

RECONCILIATION TO GAAP — YEAR ENDED JUNE 30, 2007 (Unaudited)

				Income from
(in thousands, except per share	Gross	Operating	Operating	Continuing	Net	Diluted
amounts)	Profit	Expense	Income	Operations	Income	EPS

2007 Reported Results	$841,562	$554,634	$269,420	$176,842	$174,243	$4.44
Electronics impairment and divestiture-related charges	—	—	—	—	3,213	0.08
Loss on sale of CPG and transaction-related charges	—	—	—	—	368	0.01
Adjustment on J&L divestiture and transaction-related charges	—	(333)	2,019	1,252	1,252	0.03

2007 Adjusted Results	$841,562	$554,301	$271,439	$178,094	$179,076	$4.56

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FINANCIAL HIGHLIGHTS (Continued)
RECONCILIATION OF ADJUSTED FREE OPERATING CASH FLOW (Unaudited)

	Three Months Ended
	September 30,
(in thousands)	2007	2006

Net cash flow provided by (used for) operating activities	$56,905	$(18,800)
Purchases of property, plant and equipment	(42,686)	(22,661)
Proceeds from disposals of property, plant and equipment	2,200	483

Free operating cash flow	16,419	(40,978)
Adjustments:
Income taxes paid during first quarter	4,659	86,236

Adjusted free operating cash flow	$21,078	$45,258

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FINANCIAL HIGHLIGHTS (Continued)
RETURN ON INVESTED CAPITAL (Unaudited)
September 30, 2007 (in thousands, except percents)

Invested Capital	9/30/2007	6/30/2007	3/31/2007	12/31/2006	9/30/2006	Average

Debt	$377,051	$366,829	$371,521	$376,472	$409,592	$380,293
Minority interest	19,122	17,624	16,896	15,807	15,177	16,925
Shareowners’ equity	1,531,051	1,484,467	1,431,235	1,369,748	1,319,599	1,427,220

Total	$1,927,224	$1,868,920	$1,819,652	$1,762,027	$1,744,368	$1,824,438

	Three Months Ended
Interest Expense	9/30/2007	6/30/2007	3/31/2007	12/31/2006	Total

Interest expense	$7,799	$7,513	$6,915	$7,286	$29,513
Securitization fees	8	5	5	6	24

Total interest expense	$7,807	$7,518	$6,920	$7,292	$29,537

Income tax benefit					8,772

Total interest expense, net of tax					$20,765

Total Income	9/30/2007	6/30/2007	3/31/2007	12/31/2006	Total

Net Income, as reported	$34,879	$62,093	$51,738	$30,051	$178,761
Impact of German tax reform bill	6,594	—	—	—	6,594
Electronics impairment and transaction-related charges	—	—	—	3,213	3,213
Minority interest expense	872	229	757	642	2,500

Total Income, adjusted	$42,345	$62,322	$52,495	$33,906	$191,068

Total interest expense, net of tax					20,765

					$211,833
Average invested capital					$1,824,438

Adjusted Return on Invested Capital					11.6%

Return on invested capital calculated utilizing net income, as reported is as follows:
Net income, as reported					$178,761
Total interest expense, net of tax					20,765

					$199,526
Average invested capital					$1,824,438

Return on Invested Capital					10.9%

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FINANCIAL HIGHLIGHTS (Continued)
RETURN ON INVESTED CAPITAL (Unaudited)
September 30, 2006 (in thousands, except percents)

Invested Capital	9/30/2006	6/30/2006	3/31/2006	12/31/2005	9/30/2005	Average

Debt	$409,592	$411,722	$365,906	$410,045	$415,250	$402,503
Accounts receivable securitized	—	—	106,106	100,295	100,445	61,369
Minority interest	15,177	14,626	18,054	16,918	18,117	16,578
Shareowners’ equity	1,319,599	1,295,365	1,115,110	1,045,974	1,009,394	1,157,089

Total	$1,744,368	$1,721,713	$1,605,176	$1,573,232	$1,543,206	$1,637,539

	Three Months Ended
Interest Expense	9/30/2006	6/30/2006	3/31/2006	12/31/2005	Total

Interest expense	$7,427	$7,478	$7,728	$7,984	$30,617
Securitization fees	22	1,288	1,241	1,170	3,721

Total interest expense	$7,449	$8,766	$8,969	$9,154	$34,338

Income tax benefit					9,134

Total interest expense, net of tax					$25,204

Total Income	9/30/2006	6/30/2006	3/31/2006	12/31/2005	Total

Net Income, as reported	$30,361	$164,196	$32,903	$31,087	$258,547
Gain on divestiture of J&L	1,045	(132,001)	—	—	(130,956)
J&L transaction-related charges	207	2,796	1,160	—	4,163
Loss on divestiture of Electronics	—	15,366	—	—	15,366
Tax impact of cash repatriation under AJCA	—	11,176	—	—	11,176
Loss on divestiture of CPG, goodwill impairment and transaction-related charges	368	(2,192)	5,030	—	3,206
Loss on divestiture of Presto	—	1,410	8,047	—	9,457
Favorable resolution of tax contingencies	—	(10,873)	—	—	(10,873)
Minority interest expense	557	525	782	511	2,375

Total Income, adjusted	$32,538	$50,403	$47,922	$31,598	$162,461

Total interest expense, net of tax					25,204

					$187,665
Average invested capital					$1,637,539

Adjusted Return on Invested Capital					11.5%

Return on invested capital calculated utilizing net income, as reported is as follows:
Net income, as reported					$258,547
Total interest expense, net of tax					25,204

					$283,751
Average invested capital					$1,637,539

Return on Invested Capital					17.3%

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